ASP VENTURES CORP.
 1818 - 1177 West Hastings Street, Vancouver, Canada V6E 2K3

MEMORANDUM OF UNDERSTANDING

TO:  THE SHAREHOLDERS OF

Promerita Inc.
 100 Second Avenue South, Suite 200S
St. Petersburg, Florida 33701

RE: ACQUISITION OF PROMERITA INC. dba EYEDIRECTI.COM
("PROMERITA") BY ASP VENTURES CORP. ("ASP")

ASP is a publicly traded company whose shares trade on the NASD Bulletin Board Exchange (the "Exchange"). ASP anticipates the transaction contemplated herein will be ASP's "Qualifying Transaction" for purposes of the Exchange policies relating to Publicly traded companies on NASD BB.

1.     ASP intends to acquire from the Promerita Shareholders, subject as hereinafter provided and conditional upon the matters referred to in paragraph 3 below, the whole of the issued share capital of Promerita (the "Promerita Shares").

2.     In consideration for the Promerita Shares, ASP will issue to the Promerita Shareholders, pro rata in accordance with their present holdings of Promerita Shares, that number of fully paid and non-assessable common shares in the capital of ASP (the "ASP Shares") (currently anticipated to be not less than an aggregate 10,000,000 ASP Shares) as is equal to the fair market value of the Promerita Shares (including the business of Promerita), as determined by a reputable independent valuation of the Promerita Shares (including the business of Promerita) and/or technical report on the business of Promerita acceptable to the Exchange (collectively referred to as a "Valuation").

3.     The obligations of each of the parties hereunder shall be subject to and conditional upon satisfaction of each of the following conditions, failing which, either the Promerita Shareholders or ASP may, by written notice to the other, terminate this Memorandum of Understanding and the arrangements contemplated hereunder without any liability whatsoever, other than that provided for pursuant to paragraph 8 hereof:

(a)     The Valuation being acceptable in form and content to both the Promerita Shareholders and ASP, acting reasonably, and the Exchange,

(b)     It is the understanding of both ASP and Promerita Shareholders that the combination will not result in a taxable event for Promerita Shareholders. The combination will follow the re-organization GAAP code 368A1B or any other tax code, which may apply.

(c)     ASP having signified to the Promerita Shareholders in writing that it is satisfied with the results of its due diligence investigations of the business, property and prospects of Promerita as provided for in paragraph 7 hereof:

(d)     ASP and the Promerita Shareholders executing a definitive share exchange agreement (the "Agreement") incorporating the terms and conditions set out herein and containing warranties, representations and covenants usually found in such agreements including, without limitation. Conditions 3 (a) through (g) hereof and the entering into employment agreements with certain key employees of Promerita, namely Keith Tarter, Kurt Tarter and Mark Samardich, and customary non-compete agreements;

(e)     Requisite approval by the ASP Shareholders;

(f)     Exchange approval;

(g)     The receipt of all other consents, approvals and authorizations as may be required.

4.     The Promerita Shareholders acknowledge that the ASP Shares will be issued pursuant to exemptions from the prospectus requirements under the Securities Act (the "Act") and in accordance with the policies of the Exchange and will be issued subject to re-sale and may be subject to escrow restrictions under the Act and Exchange policies, respectively.

5.     Closing of the share exchange transaction contemplated hereby (the "Closing") will occur as soon as all conditions of the Agreement specified in paragraph 3 (c) hereof have been satisfied, at which time the ASP Shares shall be issued.

6.     Contemporaneously with the Closing, the Board of Directors of ASP will resign and be replaced by 3 board members nominated by Promerita Shareholders, one from the current ASP board and Mr. Mac J. Shahsavar provided that such nominees are acceptable to the Exchange. In addition the existing ASP management will tender their resignations on the effective date of the approval of the business combination and acceptance by the exchange. Promerita will nominate the replacements.

7.     From the date hereof until Closing, the Promerita Shareholders shall take steps to ensure that ASP and its representatives shall be permitted access during all normal business hours to all Promerita books, records, operational information and physical facilities and that Promerita and all of its personnel will provide all requested information and endeavor to assist ASP and its representatives in their review of such matters.

8.     Each of ASP and the Promerita Shareholders shall be responsible for their own expenses in connection with all matters relating to the transaction contemplated herein.

9.     The Valuation, audited financial statements and such other due diligence material as ASP may reasonably request shall be provided to ASP within 30 days from the date of acceptance hereof by the Promerita Shareholders.

10.     Pending execution of the Agreement and the Closing, the Promerita Shareholders will ensure that the business of Promerita is carried on in the normal course and none of its assets are disposed of.

11.     The execution of this Memorandum of Understanding by the Promerita Shareholders shall evidence their covenant and agreement to conduct discussions in respect of the disposition of the Promerita Shares (or Promerita's disposition of its assets) only with ASP from the date of acceptance hereof by the Promerita Shareholders, until the execution of the Agreement or termination of this Memorandum of Understanding or unless the Promerita Shareholders and ASP mutually agree otherwise. The Promerita Shareholders acknowledge that ASP will rely on such covenant by expending time, effort and money to conclude the Agreement specified in paragraph 3 (c) hereof.

12.     Except as provided in paragraphs 8, 11 and 13 herein, this Memorandum of Understanding does not constitute or give rise to any legally binding obligation on the Promerita Shareholders or ASP but is intended to form the basis for the Agreement (which will be governed by the laws of the State of Florida) for the exchange of shares.

13.     This agreement is governed by the laws of the State of Florida. Any disputes arising from this agreement will be submitted to binding arbitration under Florida law .

14.     ASP also agrees to issue the following shares from its treasury:

    7,500,000 shares up to a maximum and not to exceed 7,500,000 to JNC Opportunity fund for the purchase of Medical inventory

    2,500,000 shares to Mac J. Shahsavar of Winnipeg, Manitoba or his nominee for their services

    1,500,000 shares to our consultants whose names to be provided

    1,500,000 shares to pay out consultant debts incurred by Promerita which are identified on Promerita's books

15.     It is understood that upon completion of this transaction, approximately 26,000,0000 shares will be issued and outstanding and of this approximately 2,900,000 will be held by the present ASP shareholders.

16.     The Promerita Shareholders and ASP agree that all information obtained by either of them pursuant to this Memorandum of Understanding shall be confidential information and shall not be disclosed to any person or entity for any reason or purpose whatsoever, other than in connection with governmental regulatory filings required to consummate the transaction contemplated hereby, under legal compulsion or, as to ASP, as a result of Exchange requirements. All documents or copies thereof which one party furnishes to the other party pursuant to this Memorandum of Understanding shall be returned forthwith in the event that Closing does not occur.

17.     Notices:

For:

ASP VENTURES CORP.
1177 West Hastings suite 1818
Vancouver B.C. V6E 2K3
Phone 604-684-4691
Fax 604-684-4601

For

Promerita Inc.
100 second Avenue South, Suite 200S
St. Petersburg, Florida 33701
Phone 727-894-6818
Fax 727-894-6909

18.     This Memorandum of Understanding is subject to acceptance of a final contract and due diligence by the parties, legal opinions and other customary due diligence.

If the foregoing properly sets forth your understanding in respect of the above matters, please indicate your acceptance by executing the copy of this Memorandum of Understanding where indicated below and returning it to us.

ASP Ventures Corp.
Per:	/s/ Ross Wilmot President, Chief Executive Officer & Director, ASP Ventures, Inc., Ross Wilmot

Promerita, Inc.
Per:	/s/ Mark Samardich President, Promerita, Inc., Mark Samardich

ACCEPTED AND AGREED TO THIS 5TH DAY OF MARCH, 2001 BY THE SHAREHOLDERS OF PROMERITA INC:

/s/ Keith Tarter Shareholder - Keith Tarter
/s/ Kurt Tarter Shareholder - Kurt Tarter
/s/ Mark Samardich Shareholder - Mark Samardich
/s/ Kalju Nekvasil Shareholder - Kalju Nekvasil
/s/ Jon Steele Shareholder - Jon Steele
/s/ Bryan Staub Shareholder - Bryan Staub